Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 670)

Overseas Regulatory Announcement
Resolutions passed by the board of directors and
the supervisory committee of the Company on 10th April, 2006

The Company hereby announces certain resolutions passed by the board of directors and the supervisory committee of the Company on 10th April, 2006.

This announcement is made by China Eastern Airlines Corporation Limited (the “Company”) in compliance with Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (which requires any issuer listed on The Stock Exchange of Hong Kong Limited whose securities are also listed on other stock exchange(s) to simultaneously inform The Stock Exchange of Hong Kong Limited of any information released to any of such other exchange(s) and to ensure that such information is released to the market in Hong Kong at the same time as it is released to the other market(s)).

The board of directors of Company hereby announces that a board meeting of the Company (the “Board Meeting”) and a meeting of the Company’s supervisory committee (the “Supervisory Committee Meeting”) were held on 10th April, 2006.

A. Board Meeting

At the Board Meeting, certain resolutions were approved including the matters set out as follows:

1.	The financial statements of the Company for the year ended 31st December, 2005.

2.	The proposal of no profit distribution for the financial year ended 31st December, 2005, the details of which as follows: In view of the cash flow and on-going operation of the Company in 2005, it was decided that no profits would be distributed for the year, and the remaining balance of the undistributed profits attributable to shareholders would be carried forward to the coming year. Meanwhile, no capital surplus would be transferred to increase the share capital for the period.

3.	The results announcement drafts (both H shares and A shares) for the financial year ended 31st December, 2005, and that such results announcements would be published, together with the financial statements (including the report of directors) as approved in paragraph A.1 above, in Hong Kong and Shanghai simultaneously on 11th April, 2006.

4.	The Interim Provisions on the Administration of Intermediary Agencies and the Interim Provisions on the Procedures of Misconduct of the Employees.

The matters set out in paragraph A.1 and the report of directors as mentioned in paragraph A.3 above are subject to shareholders’ approval at the Company’s 2005 Annual General Meeting.

B. Supervisory Committee Meeting

At the Supervisory Committee Meeting, certain resolutions were approved including the matters set out as follows:

1.	The report of the supervisory committee for the financial year ended 31st December, 2005 (details of which will be set out in the report of the supervisory committee in the Company’s 2005 Annual Report).

2.	The financial statements of the Company for the financial year ended 31st December, 2005 reflects the financial position and results of operation of the Company in a true and fair view.

3.	The proposal of no profit distribution for the financial year ended 31st December, 2005 as approved by the Board of Directors of the Company.

The Supervisory Committee are of the view that, during the reporting period, the Directors, managers and other senior management of the Company used their best effort implementing the resolutions passed in the board meetings and shareholders’ meetings. No misconduct was found in the course of their duties which breached the laws, regulations and the Articles of Association of the Company, or was prejudicial to the benefits of the Company. The connected transactions of the Company were entered into on a fair and reasonable basis, and the considerations of which were determined by reference to the market prices. As such, none of the connected transactions would have a negative impact on the interests of the shareholders nor caused a loss to the Company’s assets base.

Pursuant to Article 68 of the “Securities Law of the People’s Republic of China” and the relevant requirements of the Shanghai Stock Exchange, the Supervisory Committee reviewed the main text and summary of the Company’s 2005 Annual Report and provided their written opinions.

The report of the supervisory committee and the matters set out in paragraphs B.1 and B.3 above are subject to shareholders’ approval at the Company’s 2005 Annual General Meeting.

The Company will make further announcement to inform shareholders about details of the Company’s 2005 Annual General Meeting.

By order of the board of the directors of
CHINA EASTERN AIRLINES CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People’s Republic of China
10th April, 2006